PURCHASE AGREEMENT

Purchase Agreement dated December ___, 2014 between Oaktree Funds, a statutory trust organized under the laws of the State of Delaware (the “Trust”), on behalf of its series, Oaktree High Yield Bond Fund and Oaktree Emerging Markets Equity Fund (together, the “Funds”), and

Oaktree Fund GP II, L.P. (the “Sole Initial Shareholder”), a limited partnership organized under the laws of Delaware.

RECITALS:

WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Trust proposes to issue and sell shares of beneficial interest of each Fund (each a “Share,” and more than one Share, “Shares”) to the public pursuant to a Registration Statement on Form N-1A (the “Registration Statement”) filed with the Securities and Exchange Commission;

WHEREAS, the Shares have not been registered for public offering under the Securities Act of 1933, as amended; and

WHEREAS, Section 14(a) of the 1940 Act requires a registered investment company to have a net worth of at least $100,000 before making a public offering of its securities.

NOW THEREFORE, the Trust and the Sole Initial Shareholder agree as follows:

1.
The Trust offers to sell to the Sole Initial Shareholder, and the Sole Initial Shareholder agrees to purchase from the Trust, such amount of Shares to be specified by the Trust for an aggregate price of not less than $100,000 to be allocated among each class of Shares of each Fund as set out in Schedule A, on a date to be specified by the Trust, prior to the effective date of the Registration Statement.

2.
The Sole Initial Shareholder represents and warrants to the Trust that the Sole Initial Shareholder is acquiring the Shares for investment purposes only and for the Sole Initial Shareholder’s own account, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein or with the current intention to redeem the Shares.

3.	The Sole Initial Shareholder’s right under this Purchase Agreement to purchase the Shares is not assignable.

The Trust and the Sole Initial Shareholder have caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.

Oaktree Funds,
on behalf of Oaktree High Yield Bond Fund and

Oaktree Emerging Markets Equity Fund

By:  _________________            Name:
Title:

Oaktree Fund GP II, L.P.

By: __________________          Name:
Title: Authorized Signatory

By:  _________________            Name:
Title: Authorized Signatory

Schedule A

AGGREGATE PURCHASE

Name of Shareholder	Name of Fund	Class of Shares	Number of Shares per Class	Amount
Oaktree Fund GP II, L.P.	Oaktree High Yield Bond Fund	Advisor Class	[ ]	$[ ]
		Institutional Class	[ ]	$[ ]
Oaktree Fund GP II, L.P.	Oaktree Emerging Markets Equity Fund	Advisor Class	[ ]	$[ ]
		Institutional Class	[ ]	$[ ]